EXHIBIT 99.1

Select Inquiries Received Year to Date 2013

Select Inquiries Received through May 3, 2013

1) How was volume in April?

After declining 2.9% during the first quarter, unit volume increased 19.8% in April 2013 as compared to April 2012.  We believe a delay in tax refunds in the current year contributed to both the decline in the first quarter and the increase in April.  In addition, April 2013 had one additional business day as compared to April 2012.